Exhibit 99.1

Media Contacts:
Harry Cynkus 404-888-2922

For Immediate Release

ROLLINS BOARD OF DIRECTORS ANNOUNCES EXECUTIVE PROMOTIONS

ATLANTA, JANUARY 23, 2013 — The Rollins, Inc. (NYSE: ROL) Board of Directors today announced key appointments to further strengthen the Company’s Executive Leadership.  Gary W. Rollins was elevated to Vice Chairman of Rollins, Inc., and will remain as CEO.  John F. Wilson was promoted to President and COO of Rollins, Inc. and will stand for election to the Board of Directors at the annual shareholders meeting in April 2013.  Additionally, Gene A. Iarocci was promoted to President of Orkin, a wholly-owned subsidiary of Rollins, Inc.

“John and Gene bring years of impressive experience and leadership to the company,” said Gary W. Rollins.  “We are fortunate to have them assume a greater leadership role in the future of our company.”

Wilson, most recently President of Orkin USA, worked as a technician and sales inspector while in college, and joined the company full time in 1996 as a branch manager trainee.  He held various positions of increasing responsibility, including sales inspector, branch manager, region manager, vice president and president of the Southeast Division.  Rollins’ Board of Directors named Wilson an Officer and Vice President in 2011.  Wilson attended the University of Tennessee and completed the Executive Program at the University of Virginia’s Darden School of Business.

Iarocci, formerly Vice President of Corporate Administration of Rollins, Inc. has extensive multi-unit management experience with a number of service and manufacturing industries, including Union Carbide Corp., where he worked for 24 years.  He has been with Orkin for 10 years, serving as region manager, division vice president and president of Orkin’s Atlantic Division.  Rollins’ Board of Directors named Iarocci an Officer and Vice President in 2011.

About Rollins

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations.  You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

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